UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8 – K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2006

S&P Managed Futures Index Fund, LP

(Exact name of registrant as specified in its charter)

Delaware	000-50565	90-0080448
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

c/o RefcoFund Holdings, LLC
One World Financial Center
200 Liberty Street – Tower A
New York, New York 10281
(Address of principal executive offices)

(212) 693-7000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a- 12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Current Status of Fund Operations.

PlusFunds Group, Inc. (“PlusFunds”), the investment manager of the SPhinX Managed Futures Fund SPC (the “SPhinX Fund”) in which substantially all of the assets of S&P Managed Futures Index Fund, LP (the “Fund”) assets are invested, filed a voluntary bankruptcy petition under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) to help effectuate a sale of substantially all of its assets. PlusFunds has entered into an agreement (the “Agreement”) with FTVentures (“FTV”), a private equity firm, under which FTV will acquire PlusFunds’ assets.  The Bankruptcy Court will oversee an auction process in which PlusFunds will seek the highest and best offer for its assets.  If the Bankruptcy Court determines that the Agreement (or another bid from FTV) is the best offer for PlusFunds’ assets, FTV will acquire PlusFunds’ assets and will thereafter become the investment manager of the SPhinX Fund.  The Agreement contemplates final approval of the sale no later than April 18, 2006.  To facilitate its sale and the bankruptcy process, PlusFunds has also sought approval of a $1 million debtor-in-possession financing facility and has appointed David Peress as PlusFunds’ Chief Restructuring Officer.

The majority stockholder of PlusFunds (“Borrower”) has pledged its PlusFunds stock to an affiliate of RefcoFund Holdings, LLC, the general partner of the Fund (the “Refco Affiliate”), as collateral for a $210 million loan.  Pursuant to the agreement between the parties, the Refco Affiliate has the right to purchase the shares of PlusFunds held by the Borrower.

The board of directors of the SPhinX Fund has proposed to issue existing investors special situation shares that will segregate from any newly issued shares, claims with respect to assets subject to the preference claim.

The matters discussed above do not affect the Fund’s current policy of not being able to process redemption requests at this time.  Until the preference action against the SPhinX Fund has been resolved, or other actions occur which would cause the Fund to decide otherwise, this policy will stay in force.

Item 9.01.  Financial Statements and Exhibits

(d)          Exhibits

99.1         Notice to Investors dated March 6, 2006 by PlusFunds Group, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

S&P Managed Futures Index Fund, LP
By: RefcoFund Holdings, LLC,
as General Partner
(Registrant)

By: /s/ RICHARD C. BUTT
Date: March 15, 2006	Name: Richard C. Butt
Title: President and Manager